Exhibit 99.1

Effective Date Press Release

FriendFinder Networks Announces Effective Date of Plan of Reorganization;

Emerges from Chapter 11 Bankruptcy Protection

(Sunnyvale, CA – December 23, 2013) FriendFinder Networks Inc., a leading internet and technology company providing services in the social networking and web-based video sharing markets, announced today that its plan of reorganization has become effective and the Company has emerged from bankruptcy protection.

The plan of reorganization becomes effective just three months after the Company filed for bankruptcy protection in order to strengthen its balance sheet and enable FriendFinder Networks to grow its flagship brands.  Through this process, the Company’s annual interest expense is expected to be reduced by over $50 million and approximately $300 million of secured debt will be eliminated. As part of the reorganization, the Company’s shares are being deregistered and will no longer trade on the open market.

FriendFinder Networks’ founder and majority equity holder, Andrew Conru, is the reorganized Company’s Chairman and Chief Executive Officer.  Anthony Previte serves as President and Chief Operating Officer.

The plan of reorganization was overwhelmingly supported by the Company’s stakeholders. Under the terms of the plan, the 14% Senior Secured Notes due 2013 have been exchanged for new notes in the same principal amount, plus certain cash consideration.  Holders of the 11.5% Non-Cash Pay Secured Notes due 2014 and 14% Cash Pay Secured Notes due 2013 receive substantially all of the new common stock to be issued by reorganized FriendFinder Networks, plus certain cash consideration subject to compliance with certain conditions.

FriendFinder Networks is being advised by the law firm of Greenberg Traurig LLP and Akerman LLP and financial advisor SSG Capital Advisors, LLC.

ABOUT FRIENDFINDER NETWORKS INC.

FriendFinder Networks Inc. (www.FFN.com) is an internet-based social networking and technology company operating several of the most heavily visited websites in the world, including FriendFinder.com, Amigos.com, AsiaFriendFinder.com, BigChurch.com and SeniorFriendFinder.com. FriendFinder Networks Inc. also produces and distributes original pictorial and video content and engages in brand licensing.

Media Contacts:

Lindsay Trivento
Director, Corporate Communications - FriendFinder Networks Inc.
561.912.7010 or ltrivento@ffn.com

Tom Becker

Sitrick And Company

Office: 212.573.6100 or tom_becker@sitrick.com